Pangaea Logistics (Investor Update Call) September 24, 2024

Corporate Speakers:

•Stefan Neely; Vallum Advisors; Investor Relations
•Richard du Moulin; Pangaea Logistics; Board Chairman
•Mark Filanowski; Pangaea Logistics; Chief Executive Officer
•Gianni DelSignore; Pangaea Logistics; Chief Financial Officer
•Mads Petersen; Pangaea Logistics; Chief Operating Officer

Participants:

•Liam Burke; B. Riley; Analyst
•Poe Fratt; AGP; Analyst

PRESENTATION

Operator^ Greetings. And welcome to today's conference call. (Operator Instructions)

Please note that this conference call is being recorded.

At this time, I'd like to turn the conference call over to Stefan Neely of Vallum Advisors.

Mr. Neely, please proceed.

Stefan Neely^ Thank you, [Todd]. And good morning, everyone. Thank you for joining the call this morning to discuss the Merger of Pangaea Logistics Solutions Dry Bulk Vessel Fleet, with 15 dry bulk vessels owned by Strategic Shipping Inc. -- or SSI -- which was announced in the press release yesterday afternoon.

Leading the call with me today is Pangaea's Board Chairman, Rich du Moulin; CEO, Mark Filanowski; Chief Financial Officer, Gianni Del Signore; and COO, Mads Petersen.

Today's discussion contains forward-looking statements about business and financial expectations.

Actual results may differ significantly from those projected in today's forward-looking statements due to various risks and uncertainties including the risks described in our periodic reports filed with the SEC.

Except as required by law, we undertake no obligation to update our forward-looking statements.

At the conclusion of our prepared remarks, we will open the line for questions.

To supplement today's discussion, we have also provided a presentation which can be found in the Investor Relations portion of our corporate website at pangaeals.com/investors.

With that, I would like to turn the call over to Rich.

Richard du Moulin^ Thank you, Stefan. Good morning, everyone. And welcome to today's call.

I've been on the Pangaea Board since we went public in 2014 and have been Chairman since our founder, Ed Coll, passed away in 2022.

This is a special day for Pangaea. This transaction is our largest step to date as we pursue our unique logistics strategy.

Strategic 15 handy bulk carriers expand our fleet offering from our post-panamax 96,000 tons ice-class bulkers down to 33,000 deadweight of handy.

It also creates more opportunities to secure cargo contracts utilizing our shoreside operations.

I congratulate CEO, Mark Filanowski, and his management team led by COO, Mads Petersen; and CFO, Gianni Del Signore. Their counterpart in Strategic as Dan Schildt, who will be joining Pangaea as Chief Strategy Officer.

I also welcome Doug MacShane and Christina Tan as major Pangaea shareholders, and Christina Tan and mutual friend, Gary Vogel, onto the Pangaea Board. This is made possible by mutual respect based on long-term friendships.

I'm now pleased to turn over this call to CEO, Mark Filanowski, my friend and business associate for 35 years. Mark?

Mark Filanowski^ Thanks, Rich.

I hope everybody listening is having as bright a day as we're having here in Newport, Rhode Island, both literally and figuratively.

As Rich discussed last night, we announced we're adding 15 modern handy vessels to our fleet as a result of an All-Stock Transaction with M.T. Maritime Management, or MTM, bringing our total dry bulk fleet count to 41 vessels.

MTM's dry bulk fleet is known by a Strategic Shipping Inc. brand, and is based in Southport, Connecticut, about two hours from Newport near Stanford, Connecticut.

SSI and MTM have been in the shipping business since 1980, and they have a long history of success as dry bulk and tanker vessel operators. Doug MacShane and Christina Tan, who operate MTM, are both veterans in the shipping industry and we're excited for their support and partnership as we enter this new chapter of growth for Pangaea.

We've seen consolidation in the dry bulk shipping scene in recent years.

Scale is important for efficiency and proficiency in an increasingly complex shipping world. And it's important for public companies to continuously try to increase market capitalization.

But this transaction is more than scale for us. Pangaea's business thrives on differentiation.

We differentiate ourselves by working with customers in their supply chain requirements, and we form long-term relationships and long-term contracts with them.

We follow customer where they need services we can provide.

It might be an operations above the Arctic Circle or with difficult cargo that requires special treatment or loading, discharging or storage ashore, or a dedicated ocean shuttle service we invest in and operate.

The addition of handy ships to our portfolio will allow us to aggressively pursue more opportunity in the same way.

We haven't owned a handy vessel in years, but we operate in this segment today through occasional charters in. The acquisition of 15 ships in this segment puts us in a strong position to further complement our supramax and ultramax fleet vessels, with our existing customers and new ones that move cargo in different sizes.

Adding 15 ships in one swoop would be a difficult task for any owner.

We're fortunate to be adding an experienced team from Strategic that we think will immediately mesh with the Pangaea team.

We'll learn a lot from each other about best practices in difficult trades.

As Rich mentioned, Dan Schildt, MTM's Senior Vice President of Dry Cargo and Strategic Planning, will become Pangaea's Chief Strategy Officer. Christina Tan, MTM's Chief Executive Officer; and Gary Vogel, who is another veteran of the shipping industry and needs no introduction, will serve on our Board of Directors after the closing in December.

The ships we're taking on average less than 11 years in age matching our own average, are built with efficient designs and good yards in China, Korea and Vietnam, an average about $19 million each in value. The transaction, which is valued at approximately $295 million, inclusive of vessel-related financing agreements of approximately $102 million will be a noncash transaction funded through the issuance of approximately 19 million shares of Pangaea's common stock. The share issue was determined by the relative fair value of assets acquired compared to the value of Pangaea's balance sheet, net assets, as adjusted to reflect fair values of our fleet and reflects a NAV of about $10 per share of Pangaea common stock.

On completion of this transaction, SSI and MTM will own approximately 29% of Pangaea's common stock, making them our largest shareholder.

The MTM team's decision to partner with and invest in Pangaea is a testament to their belief in our strategic vision and differentiated business model.

We're humbled and we're proud of their faith in us.

In an environment where vessel new build activity remains limited and asset values are elevated, we believe that this transaction represents an attractive return opportunity for all parties.

We're excited for the opportunities ahead of us as we enter this new chapter in our growth, and we're really excited to welcome all of the SSI team to the Pangaea family.

With that, it's over to Gianni.

Gianni DelSignore^ Thank you, Mark.

I want to start by reiterating our excitement for this pivotal acquisition for Pangaea. This accretive transaction not only enhances our overall financial position but creates an attractive platform for profitable growth going forward.

In aggregate, the transaction is valued at approximately $295 million, which will include approximately $102 million of vessel-related financing agreements, resulting in total net asset value acquired of $193 million.

As Mark mentioned, the transaction will be funded through the issuance of common stock. The number of shares issued is expected to be approximately 19 million, equal to approximately 29% of the company's outstanding common stock upon completion of the proposed transaction. This represents the relative net asset value of SSI's vessels compared to the estimated net asset value of Pangaea of approximately $478 million, or $10.20 per share.

Ultimately, the consideration will be determined based on the proportion of SSI's fleet net asset value as compared to Pangaea's balance sheet net asset value adjusted for the fair value of vessels as of the closing date.

Given that this transaction is noncash in nature, we are substantially maintaining our financial flexibility and providing us ample capacity to further invest in our fleet. The SSI fleet is currently leveraged with approximately 34.6% debt and finance leases.

Importantly, this transaction is expected to be accretive to us going forward from both an earnings and cash flow basis, with the acquired vessels cash flow breakeven expected to be about $9,000 per day for vessel operating expenses and financing costs.

On a pro forma annual run rate and assuming market rates consistent with the last 12 months, we would expect this transaction would drive additional adjusted EBITDA of approximately $35 million. The transaction is expected to close in the fourth quarter, pending shareholder approval of the issuance of shares.

With that, I would like to open the line for questions.

QUESTIONS AND ANSWERS

Operator^ (Operator Instructions) Our first question will come from Liam Burke with B. Riley.

Liam Burke^ Mark, prior to the acquisition, you would have a ratio of chartered and owned vessels sort of meet your cargo first-fit strategy. And depending on the cycle, there would be a rough ratio. Are you going to maintain that same ratio of owned and chartered-in vessels?

Mark Filanowski^ Yes. Thanks, Liam.

It really goes to the base of our business plan.

We own today 26 ships.

We're operating a fleet of over 60 or 65 ships today.

So we have the capacity.

We have the cargo availability.

We flex that fleet up and down as needs require.

I think you're right, over a longer term, probably our own percentage probably is 40%, 45% of our total fleet we operate, with the addition of 15 owned vessels. Yes. We'll extend our business plan into that segment.

So we will operate more handies around that owned fleet, and try to maintain that 40% to 50% owned to chartered fleet makeup.

Liam Burke^ Well I mean if I was thinking about it that way and you added 50% to your own vessels, I mean that would flex your fleet up and imply a nice step-up in charter revenue.

Mark Filanowski^ The charter revenue should increase as we put more vessels out. Certainly I think the 15 ships add about 5,500 shipping days to our capacity.

If we add another 10 chartered in handies to supplement that fleet, then shipping days will go up and increase revenue, yes.

Liam Burke^ Okay. That's really getting at -- the incremental chartered-in vessels will drive additional revenue there.

Mark Filanowski^ Yes.

Liam Burke^ Okay.

Gianni DelSignore^ Liam, if I could just add one point there.

I think -- fundamentally, I think our strategy is unchanged, right? So we're adding a handy vessels to our fleet, but it's still -- chartered-in vessels are part of delivering our services to our customers.

So I think it's fundamentally that, that focus on both the owned and chartered fleet, I think that remains -- will remain the same.

Operator^ (Operator Instructions) Our next question comes from Poe Fratt with AGP.

Poe Fratt^ Thanks for hosting the call.

I had several questions, as you can probably imagine.

But can you just -- are there any representatives from MTM or SSI on the call?

Mark Filanowski^ They're not participating on the call but I think there are some listening.

Poe Fratt^ Yes.

I just had -- Mark, you must have a very persuasive -- you must be very persuasive.

It seems like MTM is taking stock valued on the respective NAVs of the $195 million, but yes, the market value of that stock is, as of last night's close is $126 million.

Can you just put some color on how the negotiation worked? How you were able to cut what looks like such an attractive deal to you?

Mark Filanowski^ Well Poe, I think you have to maybe look at it from both sides.

For us, it's an attractive thing to be able to use our shares to get good ships and attract the staff from SSI to help us run those ships.

But I've gotten to know Doug and Christina a little bit. And my personal impression of them is that they are long-term strategic thinkers, who are opportunistic.

Mr. MacShane maybe said it best.

I think maybe if I can take just a little liberty in what he said in his quote in the news release, he said he's not looking to get out of the business, but he sees value in our business model and in our track record. And the SSI fleet and the people that come to Pangaea with the fleet are -- can complement and supplement our business and give them, give the SSI shareholders value long term, consistent value and consistent returns.

So I think that's what everybody is looking for.

It is a win-win for both parties.

Poe Fratt^ They do get liquidity.

I'm sorry?

Richard du Moulin^ Sorry, it's Rich du Moulin.

I just might add that we know Doug and Christina have been following Pangaea for a long, long time including knowing Ed Coll, and they've always had a great respect for the strategy of this company and sets it apart from other companies. And they are very astute investors, and they have -- definitely see the benefits of combining the fleets for long-term value. They're not short-term thinkers. They're long-term thinkers.

Poe Fratt^ Great. That's helpful. And then, Mark or Mads, can you highlight how many handies you've been chartered in over the last 12 months or so? And will this be complementary to that existing chartered in presence in the handy fleet?

Mads Petersen^ Yes. Poe, I don't have the number off the top of my head, but I would say that we are, at any point in time, having one or two or three maybe on chart. And that's been sort of very -- sort of pretty stable.

So this -- the addition of this fleet and the people and their experience and their customer relationships will be a great boost to that segment of the business.

So it's not new for us.

But of course, this will significantly enhance our presence in that segment.

Mark Filanowski^ Yes.

It's interesting, Poe, that in the middle of all this, most of the people in the office didn't know what was happening, but we had two SSI ships on charter that we were operating.

So we got a good look at those ships when we had them.

Poe Fratt^ Hopefully, you liked what you saw.

Can you, Mark -- I'm sorry, in the presentation, you talked about potentially there is some synergies on the port and terminals business from this acquisition.

Can you just talk about those potential synergies?

Mark Filanowski^ Yes.

We see, in the ports and terminals, we're discharging dry bulk ships.

We see more handies than we do supers and ultras.

So there's more business potential to put together cargoes on the handy side with our ports -- our existing ports and terminals anyway, than there is with supers.

We do it with the supers, but there's more activity on the handy size.

Poe Fratt^ Okay. And then if I could just -- I scan the merger agreement, and so I might have missed something, but can I just confirm a couple of things? One, the transaction is exclusive that MTM or SSI cannot go out and go shop this transaction?

Mark Filanowski^ That's the way we see it, yes.

Poe Fratt^ Okay. And then the drop dead date is January 31, 2025. And is there any breakup fee or any repercussions if the deal does fall apart financially?

Mark Filanowski^ There's a deal around payment of fees for one party or the other if there's a default by the other party, but that's about the extent of the breakup fee.

Poe Fratt^ Okay. More reimbursement of money spent?

Mark Filanowski^ Yes.

Poe Fratt^ And then, Gianni, on the debt that you're assuming, the $102 million or so or the -- I think you said there were some leases in there.

Can you just talk about if there are any near-term maturities on that debt financing?

Gianni DelSignore^ No. There's nothing significant on that until about 2027, but it's a pretty good runway of repayment and amortization of debt.

So there's nothing -- there's nothing in the near term, and they're at attractive interest rates.

So we'll likely keep them in place and run them out through maturity.

Poe Fratt^ Okay. Great. And then it looked like in the merger agreement that you'll issue at least 25% -- I'm sorry, they'll own at least 25% of the company, but no more than 30%. Did I get that right as far as potential for adjustments at closing that would be result in additional equity issuance?

Mark Filanowski^ That's correct.

Poe Fratt^ Okay.

I don't have anything else. Congratulations. This looks like really a transformative transaction, Mark. And I congratulate your team.

Mark Filanowski^ Thank you, Poe.

We're glad you're happy.

Operator^ Thank you.

At this time I would like to turn the call back to Mark Filanowski for closing remarks.

Mark Filanowski^ Once again, thank you for joining our call.

We believe this is a very exciting moment for all of our stakeholders, and we look forward to providing an update on our entire business on our third quarter earnings call in early November.

Should you have any questions, please feel free to contact us at investors.pangaeals.com, and a member of our team will follow up with you.

This concludes our call today.

Thanks very much for joining us.

Operator^ Again, this does conclude today's call. Thank you for your participation.

You may disconnect at any time.